Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / David Barnard, CFA

(415) 433-3777

David@lhai-sf.com

AXESSTEL ANNOUNCES THIRD QUARTER 2005 RESULTS

- Recent Bidding Activity May Lead to Approximately Double 2004 Sales -

- Company Broadens Product Line to Include GSM/GPRS -

SAN DIEGO – November 8, 2005 - Axesstel, Inc. (AMEX:AFT), a leader in the design and development of fixed wireless voice and broadband data products, today announced results for the third quarter and nine-month period ended September 30, 2005.

Revenues for the third quarter of 2005 were $16.9 million, compared to revenues of $26.1 million in the year ago period. The decline resulted from a few issues that caused a temporary slowdown in orders: first, as previously disclosed, homologation and testing by Axesstel’s largest customer of two newly introduced products were delayed in part due to the devastating weather conditions that affected India in early August; second, a customer in Pakistan renegotiated its payment terms for its new nationwide license and slowed orders during that process; and third, a Latin American carrier has delayed orders in anticipation of the new Axesstel GSM product introduced last week. Gross margin for the third quarter of 2005 was $1.5 million, or 8.7 percent of revenues, compared to $3.3 million, or 12.6 percent of revenues, for the same period last year, as sales volume, product mix and start up costs associated with Axesstel’s Korean facility impacted the quarter. The company reported a net loss of $4.5 million, which included a $2.0 million non-cash write-off of deferred tax assets, compared to a net loss of $2.4 million in the year ago quarter, which included litigation settlement expense of $1.7 million. Third quarter 2005 loss per share was $0.20, including a loss of $0.09 per share attributable to the write-off of deferred tax assets, compared to a loss of $0.26 for the third quarter of 2004.

“We remain confident that the robust level of recent bid activity will soon drive much higher sales levels, although we have encountered challenges that extended the timing

AXESSTEL ANNOUNCES THIRD QUARTER 2005 RESULTS

of expected revenues,” said Mike Kwon, chairman and chief executive officer of Axesstel. “In October, we progressed on a number of initiatives that will diversify and expand our revenue streams as we have been building relationships with additional operators in India and Indonesia, the world’s number one and number two fixed wireless CDMA markets, respectively. Additionally, to address requests from existing customers who desire Axesstel quality in their products and to broaden our target market beyond CDMA-based users, we have expanded our product line to include GSM-based devices. Finally, we are also extending our product line to appeal to rural first-time phone users, as well as sophisticated subscribers desiring more features, and we plan some exciting product demonstrations in this regard at the upcoming 3G World Congress in Hong Kong next week.”

“Our goal is to be the premier fixed wireless provider and we are making significant strides as we aggressively gain new customers and market share. There is a tremendous opportunity for sustained growth in fixed wireless, as 80 percent of the world’s population, or about 4.5 billion people, is not connected while technology and affordability continue to converge. Our strategy is to address this broad market with superior fixed wireless product offerings for voice and high-speed data based on CDMA and GSM technologies as well as other existing and emerging standards,” added Kwon.

Significant recent developments include:

•	In early November, marking its entree into the fixed wireless Global System for Mobile communications (GSM) to address the rapidly expanding consumer market in Asia, Africa, Eastern Europe, Latin America, and the Middle East, Axesstel introduced its GSM/GPRS Fixed Wireless Desktop Phone Series beginning with the PG210 (850/1900 megahertz (MHz)) and PG220 (900/1800 MHz) Fixed Wireless Phones.

•	In October, Axesstel exhibited and presented at the 450 Mhz Digitalisation Conference in Prague and developed multiple new customer opportunities in Europe Middle East and Africa (EMEA) as a result.

•	In October, Hamilton Telecommunications, a premier provider of high speed and dial-up Internet services in Nebraska, purchased Axesstel’s quick and easy-to-install

AXESSTEL ANNOUNCES THIRD QUARTER 2005 RESULTS

and use AXW-D1900 Wireless Broadband Modem to expand the operator’s geographic footprint of its 3G CDMA 1xEV-DO wireless Internet service.

•	Also in October, Axesstel was honored by the San Diego World Trade Center as “Exporter of the Year” based on its substantial contribution to exports worldwide.

•	In September, Airvana, Inc., a market leader in CDMA2000 1xEV-DO infrastructure, demonstrated live broadband fixed wireless connectivity during the 2005 3G CDMA Americas Congress held in Miami using Axesstel’s AXW-D1900 Broadband Fixed Wireless Modems to provide 3G connectivity to multiple laptops in Airvana’s Internet Café, giving attendees hands-on experience of the advantages of fixed wireless.

•	In August, with an official opening ceremony today, Axesstel’s new plant in Gyeonggi Province, South Korea began production, providing complete production and design capabilities to speed product introductions and maintain manufacturing flexibility.

•	In July, Wistron NeWeb Corporation (WNC), Axesstel’s contract manufacturer, completed its move of facilities for Axesstel’s high volume fixed wireless products to mainland China. The move, combined with Axesstel’s addition of manufacturing capabilities in Korea, is intended to further streamline WNC’s volume production while reducing the direct costs of Axesstel’s commercialized products.

•	Also in July, Axesstel announced it will supply Tele Barta with the AXW-P1900 Fixed Wireless Phone to support the launch of their CDMA2000 1X fixed wireless network in Bangladesh.

David Morash, president and chief financial officer, commented, “In conjunction with implementing revenue growth initiatives, we controlled costs tightly, and we were able to reduce operating expenses. Looking ahead, we believe Axesstel will be able to scale the business, leverage fixed expenses and improve margins.”

Nine-month period ended September 30, 2005

Revenues for the nine-month period ended September 30, 2005 were $82.9 million, representing 140 percent growth compared to last year and the largest revenues total for any nine-month period in the company’s five year history. Net loss for the nine-month period was $5.6 million, or a loss of $0.29 per diluted share, which included a $2.0 million non-cash write-off of deferred tax assets, compared to a net loss of $5.0 million, or a loss of $0.59 per diluted share, in the same period a year ago.

AXESSTEL ANNOUNCES THIRD QUARTER 2005 RESULTS

Financial Guidance

“We continue to see vigorous growth in the demand for fixed wireless products. At this point in time, we have the highest level of bid activity in our history, with outstanding bids that, if awarded, would represent upwards of $300 million in sales. While we are optimistic about our future revenue growth, closing on some of these large opportunities is still subject to final customer approval, and the ultimate timing is uncertain and could have a major impact on our fourth quarter results,” said Kwon.

Based on the current business outlook, Axesstel expects full year 2005 revenues to be in a range of around $100 million to approximately $125 million, or approximately double 2004 revenues of $62.6 million. Management is prepared to update guidance when it finalizes significant contracts.

Conference Call

Axesstel will host a conference call today, November 8 at 8:00 a.m. PT (11:00 a.m. ET) to discuss the third quarter 2005 results. Participating in the call will be Mike Kwon, Axesstel’s chairman and chief executive officer; David Morash, president and chief financial officer; and Patrick Gray, vice president and controller. The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. If you do not have internet access, please dial the following number ten minutes prior to the scheduled conference call time. Callers from the United States please dial 1-800-540-0559. International callers should dial 00-1-785-832-1508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Tuesday, November 8 at 2:00 p.m. ET, through Thursday, November 10 at 11:59 p.m. ET. To access the replay, please dial 1-800-727-6189. International callers should dial 00-1-402-220-2671. There is no pass code required for this call. Additionally, a webcast replay will be available.

About Axesstel, Inc.

Axesstel (AMEX: AFT) is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, payphones, voice/data terminals and broadband modems for access to

AXESSTEL ANNOUNCES THIRD QUARTER 2005 RESULTS

voice calling and high-speed data services. Axesstel delivers innovative fixed wireless solutions, currently based on 3G Code Division Multiple Access (CDMA) technology, to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California and has a research and development center and manufacturing facilities in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2005 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of CDMA technology in target markets; the possibility that networks that can support our CDMA EV-DO and EV-DV broadband modems will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties including those associated with Axesstel manufacturing its own products; the risk that the implementation of the new manufacturing facilities or moving outsourced manufacturing to China will not provide cost reductions, improve efficiencies, or expedite product introductions; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products;

AXESSTEL ANNOUNCES THIRD QUARTER 2005 RESULTS

Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s primary dependence on one large customer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL ANNOUNCES THIRD QUARTER 2005 RESULTS

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues	$16,898,645	$26,068,468	$82,878,654	$34,372,058
Cost of goods sold	15,431,514	22,784,570	73,332,879	30,027,571

Gross margin	1,467,131	3,283,898	9,545,775	4,344,487
Operating expenses:
Research and development	1,441,002	1,005,575	4,172,514	2,835,237
Selling, general and administrative	2,619,990	2,535,951	8,414,776	5,959,363
Litigation settlement	—	1,740,000	—	1,740,000

Total operating expenses	4,060,992	5,281,526	12,587,290	10,534,600

Operating loss	(2,593,861)	(1,997,628)	(3,041,515)	(6,190,113)
Other income (expense):
Interest and other income	127,860	1,009	341,427	8,012
Interest and other expense	(14,771)	(390,785)	(812,733)	(602,473)

Total other income (expense)	113,089	(389,776)	(471,306)	(594,461)

Loss before income tax provision (benefit)	(2,480,772)	(2,387,404)	(3,512,821)	(6,784,574)
Income tax provision (benefit)	2,017,715	—	2,046,752	(1,758,868)

Net loss	(4,498,487)	(2,387,404)	(5,559,573)	(5,025,706)
Loss per share:
Basic	($0.20)	($0.26)	($0.29)	($0.59)

Diluted	($0.20)	($0.26)	($0.29)	($0.59)

Weighted average shares outstanding:
Basic	22,325,978	9,326,601	19,420,945	8,519,407

Diluted	22,325,978	9,326,601	19,420,945	8,519,407

AXESSTEL THIRD QUARTER 2005 RESULTS

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$13,654,982	$7,525,259
Accounts receivable	8,319,465	8,776,340
Inventory	2,908,600	—
Deferred tax assets	—	640,000
Deferred offering expenses	—	974,833
Prepayments and other current assets	1,960,941	929,712

Total current assets	26,843,988	18,846,144
Property and equipment, net	3,384,410	1,878,831
Other assets:
Deferred tax assets	—	1,260,000
License, net	4,050,476	1,971,121
Goodwill	385,564	385,564
Other, net	669,652	648,932

Total other assets	5,105,692	4,265,617

Total assets	$35,334,090	$24,990,592

	September 30, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,140,058	$599,095
Due to Wistron NeWeb, a related party	8,771,179	13,623,474
Current portion of long-term debt	—	1,140,000
Customer advances	15,021	135,300
Accrued litigation settlement	—	958,000
Accrued royalties	782,820	1,364,246
Accrued expenses and other current liabilities	1,357,402	1,417,951

Total current liabilities	13,066,480	19,238,066
Long-term liabilities:
Note payable	—	250,000
Long-term debt	—	2,379,000
Other long-term liabilities	2,500,000	—

Total long-term liabilities	2,500,000	2,629,000
Stockholders’ equity	19,767,610	3,123,526

Total liabilities and stockholders’ equity	$35,334,090	$24,990,592

###

AXESSTEL THIRD QUARTER 2005 RESULTS